Exhibit 10.11

January 7, 2005

Mr. Stephen J. Fanning

1855 Gateway Boulevard, 7th Floor

Concord, California 94520

Re:	Employment with Thermage, Offer Letter

Dear Steve:

On behalf of the Board of Directors of Thermage, (the “Company”), I am pleased to offer you the position of President and Chief Executive Officer of the Company, reporting directly to the Company’s Board of Directors (the “Board”). In addition you will be appointed a member of the Board at the Board’s next regularly scheduled meeting.

The Company would like to offer you the following:

1.	Start Date: Your position will be as a full-time employee commencing on January 15, 2005.

2.	Salary: The Company will pay you a monthly salary of $31,250.00 (an annual salary of $375,000.00) to be paid semi-monthly at a rate of $15,625.00. Your salary will be paid in accordance with the Company’s standard payroll policies (subject to normal required withholding) and will be reviewed annually by the Compensation Committee of the Board. In addition, you will be paid a $50,000 one time signing bonus upon commencement of your employment, provided that your “Start Date” of employment is by January 31, 2005.

3.	Bonus: You will be eligible for a 75% bonus of your base salary (paid annually) by achieving your individual and corporate objectives, which will be annually determined and agreed to by you and the Board. Additional bonus compensation for significant overachievement of your annual goals will be considered and payouts made at the discretion of the Board.

4.	Equity: Effective upon commencement of your employment, you will receive an option to acquire 650,000 shares of Thermage Common Stock pursuant to the Company’s Stock Option Plan. These options will be priced at the current fair market value (currently $8.00 per share). They will vest over a period of four years at the rate of 25% on the first year anniversary date of employment and 1/48th per month thereafter, based upon your continued employment. Your right to receive these stock options shall be contingent upon your signing our standard Employee Stock Option Agreement. Based on your performance, additional options may be granted by the Company’s Board of Directors.

5.	Severance: In the event that your employment is terminated without Cause as defined in this letter, you will be entitled to receive one year’s base salary and company-paid COBRA

Mr. Stephen J. Fanning

January 7, 2005

(medical, dental and vision insurance coverage at the levels in existence at time of termination) as severance, in exchange for your signature on a mutually-agreed upon severance and general release agreement (“Severance Agreement”). For purposes of this letter, Cause is defined as: (i) your willful failure to substantially perform your duties hereunder, other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment, (ii) your willful act which constitutes gross misconduct and which is injurious to the Company, (iii) your willful breach of a material provision of this Agreement, or (iv) your knowing, material and willful violation of a federal or state law or regulation applicable to the business of the Company; provided further, however, that in the event of any alleged breach pursuant to (i) or (iii) above, the Company shall first give you written notice of the conduct constituting the alleged performance breach, and provide you with sufficient information to enable you to correct the deficiency within a reasonable time period, which shall not be less than thirty (30) days, before the Company can proceed with a termination for Cause under either (i) or (iii) of this section. No severance benefits would be paid or provided to you under this employment agreement in the event of a termination for Cause.

6.	Change of Control: In the event of a “Change of Control” you will receive a lump sum cash payout of one year’s then current base salary and bonus as well as accelerated vesting of all of your outstanding stock options. This cash payout and the vesting of your options will be governed by a standard “double trigger” mechanism approved by the Board and integrated into the Thermage Compensation and Stock Option Plans covering all senior management. The first “trigger” is the “Change of Control” event and the “second trigger” is the termination of your employment with the Company or its successor without “Cause” or you experience a “Constructive Termination”. Either termination must occur within 12 months of the “Change of Control” event.

7.	Benefits: The Company offers customary employee benefits, including medical, dental, vision, life insurance, short and long-term disability insurance, flexible spending and 401(k). In addition, you will accrue 13.33 hours per month (4 weeks on an annualized basis) of Personal Time Off (PTO) and be eligible to participate in all Company paid holidays. These benefits, as well as all other Company compensation and benefit programs, are subject to change from time to time as deemed appropriate and necessary by the Company.

8.	At-Will Employment: All employment with the Company is at-will as provided by California law. If you chose to accept this offer, your employment will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause.

Mr. Stephen J. Fanning

January 7, 2005

9.	Eligibility for Employment: For purposes of federal immigration law, you will be required to provide documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

10.	Agreements: You will be required to sign the standard Company Proprietary Information Agreement and the Stock Option Agreement as a condition of your employment. These two agreements, along with this offer letter, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. In addition, you confirm that by entering into these agreements, you will not breach any contract or agreement to which you are currently a party. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

11.	Expiration: This offer of employment expires on January 14, 2005 at 5:00 PM if not executed by then.

Again, let me indicate how pleased we all are to extend this offer letter, and how much we look forward to working together.

Sincerely,

/s/ Sam Colella
Sam Colella Chairman, Compensation Committee Thermage, Inc.

Accepted:	/s/ Stephen J. Fanning
Stephen J. Fanning

Date: 1/7/05